Exhibit (k)(6)
FORM OF REGISTRATION RIGHTS AGREEMENT
     THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of [____], 2011, between Medley Capital Corporation, a Delaware corporation (the “Corporation”), and MCC Advisors LLC (the “Adviser”), a Delaware limited liability company.
     WHEREAS, this Agreement is made in connection with that certain Investment Management Agreement, dated as of [___], 2011 between the Corporation and the Adviser (the “Investment Management Agreement”); and
     WHEREAS, in connection with the payment of 50% of the net after-tax incentive fee to the Adviser in the form of shares of the Corporation’s common stock as contemplated by the Investment Management Agreement, the parties hereto desire to enter into this Agreement in order to provide for the grant of certain registration rights to the Holders (as defined below) as set forth below.
     NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Corporation and the Adviser agree as follows:
1. Definitions.
     Capitalized terms used herein without definition shall have the meanings ascribed to them in the Investment Management Agreement. As used in this Agreement, the following defined terms shall have the following meanings:
“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in The City of New York are authorized or obligated by law or executive order to close.
“Effective Time” means the time at which the SEC declares any Shelf Registration Statement effective or at which any Shelf Registration Statement otherwise becomes effective.
“Exchange Act” means the Securities and Exchange Act of 1934, as amended.
“Incentive Shares” means the shares of common stock of the Corporation received by the Adviser as payment of 50% of the net-after tax Incentive Fee at the market price on the last business day of each fiscal quarter.
“Prospectus” means the prospectus included in any Shelf Registration Statement, as amended or supplemented by any prospectus supplement with respect to the terms of the offering of any portion of the Registrable Shares covered by any Shelf Registration Statement and by all other amendments and supplements to such prospectus, including all material incorporated by reference in such prospectus and all documents filed after the date of such prospectus by the Exchange Act and incorporated by reference therein.
“Registration Statement” means the Corporation Form N-2 (File No. 333-166491), as amended through its effective date.
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“Shelf Registration Statement” means a registration statement on Form N-2 (or any successor form available from this purpose) which shall be filed for the purpose of being used like a “shelf” registration statement in accordance with applicable no-action letter or other guidance providing for the registration of, and the sale on a continuous or delayed basis by the Adviser of, the Incentive Shares under the Securities Act, filed by the Corporation pursuant to the provisions of Section 2 hereof, including the Prospectus contained therein, any amendments and supplements to such registration statement, including post-effective amendments, and all exhibits and all material incorporated by reference in such registration statement.
“Holder” means any entity or individual that is the record owner of Incentive Shares (and includes any entity or individual that has a beneficial interest in any Incentive Shares in book-entry form).
2. Demand Rights.
          (a) At any time commencing 180 calendar days after the declaration of effectiveness of the Registration Statement (the “Issue Date”), upon the written request of the Adviser, which request may be made on up to two separate occasions in any given year (the “Demand Notice”), the Corporation shall prepare and file with the SEC a Shelf Registration Statement covering the resale by the Holders of the Incentive Shares (the “Registrable Shares”). The Corporation will use its reasonable best efforts to cause such Shelf Registration Statement to be declared effective under the Securities Act as soon as practicable following receipt of the Demand Notice.
          (b) Subject to Section 2(c) hereof, the Corporation shall use its best efforts:
               (i) to keep any Shelf Registration Statement continuously effective, supplemented and amended, in order to permit the Prospectus forming a part thereof to be usable by the Holders until the earlier of (i) such time as all of the Registrable Shares covered by such Shelf Registration Statement have been publicly sold by the Holders pursuant to the Shelf Registration Statement or Rule 144 under the Securities Act or (ii) the date that all Registrable Shares covered by such Shelf Registration Statement may be sold by non-affiliates without volume or manner of sale restrictions under Rule 144, without the requirement for the Corporation to be in compliance with the current public information requirements under Rule 144, as determined by counsel to the Corporation pursuant to a written opinion letter to such effect, addressed and reasonably acceptable to the Corporation’s transfer agent and the Holders (the “Effectiveness Period”).
               (ii) The Corporation shall be deemed not to have used its reasonable best efforts to keep any Shelf Registration Statement effective during the Effectiveness Period if the Corporation voluntarily takes any action that would result in the Holders thereby not being able to offer and sell the Registrable Shares under such Shelf Registration Statement during that period, unless such action is (A) required by applicable law or (B) permitted pursuant to Section 2(c) hereof.
          (c) After the Effective Time of any Shelf Registration Statement, the Corporation may suspend the use of any Prospectus by written notice to the Holders for a period not to exceed an aggregate of 45 calendar days in any 90 calendar day period (each such period, a “Suspension Period”) if:
               (i) an event has occurred and is continuing as a result of which the Shelf Registration Statement would, in the Corporation’s judgment, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; and
               (ii) the Corporation determines in good faith that the disclosure of such event at such time would have a material adverse effect on the Corporation and its subsidiaries taken as a whole;
               provided, that in the event the disclosure relates to a previously undisclosed proposed or pending material business transaction, the disclosure of which would impede the Corporation’s ability to consummate such transaction, the Corporation may extend a Suspension Period from 45 calendar days to 60 calendar days; provided, however, that Suspension Periods (including, without limitation, any such extension of a Suspension Period) shall not exceed an aggregate of 120 calendar days in any 360 calendar day period. The Holders shall keep confidential any communications received by it from the Corporation regarding the suspension of the use of the Prospectus, except as required by applicable law.
          (d) The Adviser agrees not to sell or otherwise transfer annually, in a disposition that would be considered a “sale” within the meaning of Section 2(a)(3) of the Securities Act (a “Transfer”), more than one-third of the Incentive Shares received by the Adviser. Any actual, attempted or purported Transfer by the Adviser of more than one-third of the Incentive Shares received annually shall be null, void and of no force or effect. The foregoing restrictions shall not apply to gifts, transfers pursuant to estate law, donations or transfer to family members or to transfers to or among entities controlled by or under common control with the Adviser. If the Investment Management Agreement is terminated pursuant Section 11 thereto, all of the Registrable Shares will become freely saleable immediately.
3. Piggyback Registration Rights.

          (a) If at any time the Corporation proposes to effect an underwritten registration of any of its securities under the Securities Act, for its own account, or for the account of one or more stockholders of the Corporation (each, a “Proposed Registration”), the Corporation shall give prompt written notice to the Holders of the Corporation’s intention to do so. If the Holder’s Registrable Securities have not been included in the Proposed Registration, and within 30 days of the receipt of any such notice the Holders delivers to the Corporation a written notice requesting to have any or all of the Holder’s Registrable Securities included in such Proposed Registration (such notice to include the number of Registrable Securities that the Holders wish to be included in the Proposed Registration), the Corporation shall use its reasonable best efforts to cause such shares to be registered as requested in such notice. Notwithstanding any other provision of this Section 3(a), if the managing underwriter determines that marketing factors require a limitation of the number of shares to be underwritten, the Corporation may limit the number of shares of Registrable Securities to be included in the Proposed Registration without requiring any limitation in the number of shares to be registered on behalf of the Corporation; provided, however, that nothing herein shall prevent the Corporation from canceling or withdrawing any Proposed Registration prior to the filing or effectiveness thereof. Registrable Securities held by the Holders proposed to be included on a Proposed Registration shall have priority over all securities proposed to be included on such Registration Statement other than (i) securities to be sold by the Corporation unless the following clause (ii) applies, or (ii) if the Proposed Registration is pursuant to contractual demand rights of another person, securities proposed to be included by such person, which shall have priority over the Registrable Securities on such registration statement.
          (b) None of the Holder’s Registrable Securities shall be registered unless the Holders accept the terms of the underwriting as approved by the Corporation for the offering; provided that a Holder may independently negotiate with the underwriters for the offering any representations and warranties that a Holder shall give to such underwriters in connection with the offering. In the event that a Holder is unable to agree with such underwriters on such representations and warranties or does not accept the terms of such underwriting, then the Corporation may proceed with the Proposed Registration without the participation of such Holder or the inclusion of any of the Holder’s Registrable Securities.
4. Registration Expenses.
          (a) The Corporation shall bear all fees and expenses incurred in connection with the performance by the Corporation of its obligations under Sections 2 and 3 of this Agreement whether or not any Registrable Securities are declared effective. Such fees and expenses shall include, without limitation, (i) all registration and filing fees (including, without limitation, fees and expenses (x) with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc. and (y) of compliance with United States federal and state securities or Blue Sky laws to the extent such filings or compliance are required pursuant to this Agreement (including, without limitation, reasonable fees and disbursements of counsel in connection with Blue Sky qualifications of the Registrable Securities under the laws of such jurisdictions as the Holders may designate)), (ii) printing expenses (including, without limitation, expenses of printing certificates for Registrable Securities in a form eligible for deposit with The Depository Trust Company), (iii) duplication expenses relating to copies of any Shelf Registration Statement or Prospectus delivered to the Holders, (iv) the Corporation’s internal expenses (including, without limitation, all salaries and expenses of its officers and employees); (v) fees and disbursements of counsel for the Corporation in connection with the Shelf Registration Statement, and (vi) reasonable fees and disbursements of the registrar and transfer agent for the common stock of the Corporation. The Corporation shall have no obligation to pay any underwriting discounts or selling commissions attributable to the Registrable Securities being sold by the Holders thereof, which underwriting discounts or selling commissions shall be borne solely by the Holders. Additionally, in an underwritten offering, all selling security holders and the Corporation shall bear the expenses of the underwriter pro rata in proportion to the respective amount of securities each is selling in such offering.
5. Indemnification.
          (a) Indemnification by the Corporation. The Corporation shall indemnify and hold harmless the Holders, and each person, if any, who controls any such Holders within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, from and against any loss, claim, damage, liability or expense whatsoever as incurred (including but not limited to reasonable attorneys’ fees and any and all expenses whatsoever incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation), joint or several, to which they or any of them may become subject under the Securities Act, the Exchange Act or otherwise, insofar as any such loss, claim, damage, liability or expense (or action in respect thereof) arises out of, or is based upon, any untrue statement or alleged untrue statement of a material fact contained in the Shelf Registration Statement or any amendment thereto or any related preliminary prospectus or the Prospectus or any amendment thereto of supplement thereof, or arises out of, or is based upon, the omission or alleged omission to state therein any material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that the Corporation shall not be liable to any such indemnified party in any such case to the extent that any such loss, claim, damage, liability or expense arises out of, or is based upon, any such untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with written information furnished to the Corporation by or on behalf of such indemnified party specifically for use therein; and provided further, however, that the Corporation shall not be liable to any such indemnified party in any such case to the extent that such loss, claim, damage, liability or expense arises from an offer or sale by the Holders of Registrable Securities during a Suspension Period, if such indemnified party received from the Corporation a notice of the commencement of such Suspension Period prior to the making of such offer or sale. The foregoing indemnity agreement is in addition to any liability that the Corporation may otherwise have to any indemnified party. The Corporation shall not be liable under this Section 5(a) for any settlement of any action effected without its written consent, which shall not be unreasonably withheld, provided, however, that with respect to actions pursuant to clauses (1), (2) and (3) of Section 5(c), no such consent shall be required.
          (b) Indemnification by the Adviser. The Adviser, shall indemnify and hold harmless the Corporation and each person, if any, who controls the Corporation within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, from and against any loss, claim, damage, liability or expense whatsoever as incurred (including but not limited to attorneys’ fees and any and all expenses whatsoever incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation), joint or several, to which they or any of them may become subject under the Securities Act, the Exchange Act or otherwise, insofar as any such loss, claim, damage, liability or expense (or action in respect thereof) arises out of, or is based upon, any untrue statement or alleged untrue statement of a material fact contained in the Shelf Registration Statement or any amendment thereto or any related preliminary prospectus or the Prospectus or any amendment thereto or supplement thereof, or arises out of, or is based upon, the omission or alleged omission to state therein any material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission made therein was made in reliance upon and in conformity with written information furnished to the Corporation by or on behalf of the Adviser specifically for use therein. In no event shall the liability of the Adviser hereunder be greater in amount than the dollar amount of the proceeds received by the Adviser upon the sale of the Registrable Securities pursuant to the Shelf Registration Statement giving rise to such indemnification obligation. The foregoing indemnity agreement is in addition to any liability that the Adviser may otherwise have to the Corporation and any such controlling person.
          (c) Notices of Claims, Etc. Promptly after receipt by an indemnified party under this Section 5 of notice of any claim or the commencement of any action, the indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under this Section 5, notify the indemnifying party in writing of the claim or the commencement of that action; provided, however, that the failure to notify the indemnifying party shall not relieve it from any liability that it may have under this Section 5. If any such claim or action shall be brought against an indemnified party, and it shall notify the indemnifying party thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it wishes, jointly with any other similarly notified indemnifying party, to assume the defense thereof with counsel satisfactory to the indemnified party. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim or action, the indemnifying party shall not be liable to the indemnified party under this Section 5 for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that the indemnified party shall have the right to employ counsel to represent jointly the indemnified party and its respective directors, employees, officers and controlling persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the indemnified party against the indemnifying party under this Section 5 if (1) employment of such counsel has been authorized in writing by the indemnifying party, or (2) such indemnifying party shall not have employed counsel to have charge of the defense of such proceeding within 30 days of the receipt of notice thereof, or (3) such indemnified party shall have reasonably concluded that the representation of such indemnified party and those directors, employees, officers and controlling persons by the same counsel representing the indemnifying party would be inappropriate under applicable standards of professional conduct due to actual or potential differing interests between them or where there may be one or more defenses available to them that are different from, additional to or in conflict with those available to the indemnifying party, and in any such event ((1), (2) or (3)) the fees and expenses of such separate counsel shall be paid by the indemnifying party as incurred. It is understood that the indemnifying party shall not be liable for the fees and expenses of more than one separate firm (in addition to local counsel in each jurisdiction) for all indemnified parties in connection with any proceeding or related proceedings. No indemnifying party shall, without the prior written consent of the indemnified parties, effect any settlement or compromise of, or consent to the entry of judgment with respect to, any pending or threatened claim, investigation, action or proceeding in respect of which indemnity or contribution may be or could have been sought hereunder (whether or not the indemnified party or parties are actual or potential parties thereto) unless (x) such settlement, compromise or judgment (i) includes an unconditional release of such indemnified party from all liability arising out of such claim, action, suit or proceeding and (ii) does not include a statement as to or an admission of fault, culpability or failure to act by or on behalf of any indemnified party, and (y) the indemnifying party confirms in writing its indemnification obligations hereunder with respect to such settlement, compromise or judgment..
          (d) Survival. The indemnity provision contained in this Section 5 shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by or on behalf of the Adviser, or any person controlling the Adviser, or by or on behalf of the Corporation, its officers or directors or any person controlling the Corporation, and (iii) any sale of Registrable Securities pursuant to the Shelf Registration Statement.
6. Miscellaneous.
          (a) Amendments and Waivers. This Agreement, including this Section 6(a), may be amended, and waivers or consents to departures from the provisions hereof may be given, only by a written instrument duly executed by the Corporation and the Adviser.
          (b) Notices. Any notice under this Agreement shall be made in writing by hand delivery, by telecopier, by courier guaranteeing overnight delivery or by first-class mail, return receipt requested, and shall be deemed given (i) when made, if made by hand delivery, (ii) upon confirmation, if made by telecopier, (iii) one Business Day after being deposited with such courier, if made by overnight courier or (iv) on the date indicated on the notice of receipt, if made by first-class mail, at such address as the other party may designate from time to time for the receipt of such notice.
          (c) Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.
          (d) Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.
          (e) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.
          (f) Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired or affected thereby, it being intended that all of the rights and privileges of the parties hereto shall be enforceable to the fullest extent permitted by law.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

Medley Capital Corporation
By:
Name:
Title:

MCC Advisors LLC
By:
Name:
Title: